Exhibit 5.1

Carlton Fleming

T: +1 650 843 5865

cfleming@cooley.com

January 4, 2018

Atara Biotherapeutics, Inc.

611 Gateway Blvd. Suite 900

South San Francisco, CA 94080

Re:	Atara Biotherapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 8,050,000 shares of its common stock, par value $0.0001 (the “Shares”), including up to 1,050,000 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to a Registration Statement on Form S-3 (File No. 333-207876) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2015 and declared effective on November 23, 2015 under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated January 3, 2018, relating to the Shares and filed with the Commission pursuant to Rule 424(b) of promulgated under the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Prospectus, (c) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect as of the date hereof, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and the accuracy and completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express

3175 HANOVER STREET, PALO ALTO, CA 94304-1130-5800    T: (650) 843-5000    F: (650) 849-7400    WWW.COOLEY.COM

Atara Biotherapeutics, Inc.

January 4, 2018

Page Two

no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Sincerely, COOLEY LLP

By:	/s/ Carlton Fleming
Carlton Fleming

3175 HANOVER STREET, PALO ALTO, CA 94304-1130-5800    T: (650) 843-5000    F: (650) 849-7400    WWW.COOLEY.COM